EXHIBIT 10.30

EXECUTIVE SEPARATION AND GENERAL RELEASE AGREEMENT
This Confidential Executive Separation Agreement and General Release Agreement (“Agreement”) is between David P. Bozeman (“Executive”) and Caterpillar Inc., as well as each and all of its parents, subsidiaries, and affiliates (“Employer”). In consideration of the mutual promises recited in this Agreement, Executive and Employer hereby agree:

1.Employment through December 31, 2016. Executive’s employment relationship with Employer will terminate on December 31, 2016 (the “Separation Date”). Executive will continue as an employee of Employer until the Separation Date and Executive understands and acknowledges that all of Employer’s human resources policies and practices remain in effect, and that Executive will continue to receive current base salary and will be entitled to participate in the same employee benefit and incentive compensation plans/programs as other similarly situated employees, subject to any restriction, limitation and discretionary authority specified in such plans and programs.

2.Transition of Officer Responsibilities. Executive’s active service performing the administrative functions of Senior Vice President will continue through August 31, 2016 and thereafter, Executive will remain available to perform any duties that may be directed by the Chief Executive Officer, or his designee, through and including the Separation Date. Employer and Executive will cooperate to accomplish all necessary forms of resignation and other documentation so that the mutual termination of their employment relationship may occur as provided for by this Agreement.

3.Other Compensation and Benefits. Executive understands that except as expressly provided for herein by this Agreement, all other compensation and benefit plans, policies and programs in which Executive participates in as a result of employment with Employer, shall be administered pursuant to their terms, provisions and administrative practices and policies that are then in effect, as interpreted and applied by Employer or the plan administrator(s) as applicable.

4.Separation Payment and Benefits. Executive acknowledges that Employer does not offer any severance or termination benefits, and that Executive is not otherwise entitled to receive any severance or termination benefits in connection with his separation from employment except as provided by the terms of this Agreement. Employer agrees to provide Executive with a special separation payment and benefits, which would not otherwise be paid or provided for, and described as follows:

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Lump Sum Payment. Employer will make a lump sum separation payment in the amount of Two Million Three Hundred Thousand Dollars and No Cents (USD$2,300,000.00) minus applicable withholding deductions in a single lump sum on the Separation Date.

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Vesting of Equity Compensation and Extension of Expiration Dates. Employer will cause the outstanding, non-vested non-qualified stock option (“NQSO”) and restricted stock unit (“RSU”) grants made to Executive as of August 31, 2016 to become vested on a pro-rata basis as of the Separation Date, as vesting is not otherwise automatic upon the Executive’s separation from employment under the terms of such grants which were made under the Caterpillar Inc. 2006 Long-Term Incentive Plan or the Caterpillar Inc. 2014 Long-Term Incentive Plan (collectively, the “Equity Plans”). Notwithstanding the foregoing, the performance-based restricted stock units (“PRSUs”) associated with the grants made on February 27, 2015 and March 7, 2016 only will become vested (on a pro-rata basis) if and to the extent the applicable performance goals/performance hurdles set forth in the applicable award notices are achieved. The pro-rated amounts for each affected grant are set forth in Exhibit A, which is incorporated into this Agreement and is a material part of this Agreement.

In addition, Caterpillar will cause the expiration dates for all outstanding and vested NQSOs and stock appreciation rights (“SARs”) as of the Separation Date to be extended to December 31, 2017, as such NQSOs and SARs would otherwise expire on March 1, 2017 in connection with Executive’s separation of employment under the terms of such grants. Accordingly, Executive will have until December 31, 2017 to exercise any vested NQSOs and SARs in accordance with policies and procedures established by the Employer through the Equity Plans’ designated administrator, currently E*TRADE, or through such other means as the Employer may designate.
The shares associated with any vested stock units (less any applicable tax withholding) will be issued or delivered to Executive in accordance with the terms of the applicable award notices, the Equity Plans, and applicable law.
5.General Release. In exchange for the payment and benefits described in Section 4, Executive agrees to generally release the following parties from all claims that Executive may have, known or unknown, against them:

•	Employer;

•	Employer's parent, subsidiary and affiliated companies;

•	Employer's predecessors; and

•	All of the above companies’ agents, directors, officers, employees, representatives, fiduciaries, shareholders, successors and assigns.

Executive agrees that this general release includes all claims related to employment with Employer or the decision to terminate Executive’s employment. For example, Executive understands to be providing a full and general release of claims based on:

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Any federal statute, including: the False Claims Act (including any right to share in any recovery by the United States government); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1874; the Age Discrimination in Employment Act (ADEA); the Equal Pay Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974; and the National Labor Relations Act;

•	Any state statute, including discrimination and whistleblower statutes;

•	Any ordinance;

•	Any express or implied contract between Employer and me;

•	Any tort, such as defamation, misrepresentation, infliction of emotional distress, or fraud;

•	Negligence; or

•	Any other legal theory.

6.Exclusions From General Release. This Agreement’s general release provisions exclude: claims arising after Executive signs this Agreement; claims for breach of this Agreement; claims for defense and indemnification as provided for in Section 9 of this Agreement and claims for coverage under Employer’s Directors and Officers insurance policies applicable to Executive’s duties arising from employment with Employer; and claims that cannot be waived, such as for unemployment or worker’s compensation. Neither the release provisions above nor anything else in this Agreement limit Executive’s rights to file a charge with any administrative agency (such as the U.S. Equal Employment Opportunity Commission or a state fair employment practices agency), provide information to an agency, or otherwise participate in an agency investigation or other administrative proceeding. However, Executive is relinquishing all rights to receive any money or other individual relief based on any agency or judicial decision, including class or collective action rulings, except that Executive may receive money properly awarded by the U.S. Securities and Exchange Commission as a securities whistleblower incentive.

7.Disclosure. Executive also agrees that he has reviewed Caterpillar’s Worldwide Code of Conduct, (the “Code”) and agrees that he has been given an adequate opportunity to advise Caterpillar, and has truthfully advised Caterpillar, of any facts that he is aware of that constitute or might constitute a material violation of the Code, any other Caterpillar policies, or any ethical, legal or contractual standards or obligation of Caterpillar or its affiliates. If Executive should learn of such facts in the future, he agrees to report them to Caterpillar by contacting Caterpillar’s Office of Business Practices.

8.Cooperation and Assistance. Executive agrees to cooperate and assist in the investigation, prosecution or defense of any potential claims or concerns regarding Employer’s or any affiliates’ business about which he has relevant knowledge, including by providing truthful information and testimony as reasonably requested by Employer; and (ii) by providing truthful information and testimony with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning Employer or its affiliates. Employer will reimburse Executive for any reasonable travel and out-of-pocket expenses incurred in providing such cooperation and assistance after the Separation Date.
Except as provided for in Section 19 with regard to governmental reporting, Executive further agrees to inform Employer of all subpoenas, correspondence, telephone calls, and requests for information, inquiries or other contacts he may receive from third parties, concerning any fact or circumstances known to him during his employment. Executive agrees to inform Caterpillar within three (3) business days of each such contact. All notices and other communications Executive may provide Employer as required to accomplish this obligation shall be in writing and shall be given by Executive in hand or by overnight delivery, with a signed receipt, shall be deemed effective as of the date delivered, and shall be addressed as follows: Office of the General Counsel, Law & Public Policy Division, Caterpillar Inc., 100 N.E. Adams Street, Peoria, IL 61629-7310.
9.Indemnification. Employer shall defend and indemnify Executive with respect to Executive’s actions in the performance of Executive’s duties arising from his employment and performance as an officer and employee through the Separation Date to the fullest extent permitted by the Employer’s Bylaws and supporting policies, or any applicable indemnification agreement as in effect from time to time.

10.Non-Disparagement. Executive agrees not to criticize, make any negative comment about or otherwise disparage Employer and its current officers and directors in any manner, whether orally or in writing and directly or indirectly, that when viewed objectively, appears calculated to disrupt or impair their normal, ongoing business operations, or to harm their reputation with employees, suppliers, customers, agents or the public. Employer agrees that it will instruct its Executive Officers, including Executive’s immediate supervisor, and Employer’s Vice President, Human Services Division, not to criticize, make any negative comment about or otherwise disparage Executive in any manner, whether orally or in writing and directly or indirectly, that when viewed objectively, appears calculated to disrupt or impair or to harm his reputation with prospective employers, employees, suppliers, customers, agents or the public.

Executive further agrees not to provide testimony as an expert or paid witness on behalf of a party adverse to Employer or its affiliates. This paragraph does not prohibit Executive from testifying pursuant to a subpoena or from accepting witness fees accompanying a subpoena, and this paragraph in no way limits Executive’s right to report possible violations of law or regulation to any governmental agency; to file a charge with any governmental administrative agency or participate in any such agency investigation; nor from making other disclosures that are protected under whistleblower provisions of state or federal law or regulation.
11.Reference. Executive may direct specific inquiries regarding employment to Employer’s Chief Executive Officer. Executive otherwise agrees to direct inquiries regarding employment, including those from prospective employers, to Employer's Vice President, Human Services Division.

12.Obligations Regarding Trade Secret and Company Confidential Information. Executive acknowledges that during his employment, he developed and has been exposed to trade secrets or confidential information regarding Employer and its affiliates, including business strategies, operations, and actual and potential customers and suppliers ("Confidential Information"). Employer considers such Confidential Information to be valuable and proprietary. Executive understands that after the Separation Date he remains bound by the Intellectual Property Agreement that he signed during his employment with Employer. Except as provided for in Section 19 with regard to governmental reporting, Executive acknowledges that he is under a continuing obligation to keep confidential, not disclose and not use any confidential information except as specifically authorized by Employer. Employee understands he is required to sign an Exit Statement upon separation from employment that reaffirms these obligations regarding trade secret and confidential information.

13.Breach by Executive. In the event of a breach by Executive of any of the provisions of this Agreement, including without limitation the duty to cooperate, confidentiality and non-disparagement provisions of this Agreement, Employer’s obligation to make any payment under this Agreement will immediately cease. Executive acknowledges that irreparable harm would result from any breach by Executive of the provisions of this Agreement, and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches or threatens to breach this Agreement, Executive consents to injunctive relief in favor of Employer without the necessity of Employer posting a bond. Moreover, any award of injunctive relief shall not preclude Employer from seeking or recovering its attorneys fees and associated costs incurred as a result of any attempt to redress a breach by Employee or to enforce its rights and protect its interests under the Agreement.

14.Advice to Consult Legal Counsel. Since this Agreement includes a waiver of rights, including those rights falling under the Age Discrimination in Employment Act, Executive has been advised to consult an attorney before signing this Agreement.

15.Period to Consider Agreement. Executive agrees that he has at least twenty-one (21) days from the day that he has been given this Agreement, not counting the day upon which he received it, to consider whether to sign the Agreement. If he signs the Agreement before the end of the 21-day period, he agrees that he will have done so knowingly and voluntarily, without undue influence, duress or any type of pressure by Employer.

16.Right to Revoke Agreement. Executive may rescind this Agreement at any time within seven (7) days after signing it, not counting the day upon which he signs it. This Agreement will not become effective or enforceable unless and until the 7-day rescission period has expired without Executive rescinding it.

17.Procedure for Accepting or Rescinding the Agreement. To accept the terms of this Agreement, Executive agrees that he must deliver the Agreement, after having signed and dated it, to Employer by hand or mail. If he decides to rescind the acceptance, the Executive must deliver to Employer by hand or by mail a written, signed statement to announce that acceptance of this Agreement is rescinded. This statement must be delivered to Employer within the 7-day rescission period. Executive understands that all deliveries of acceptance or rescission to Employer must be made only to the following individual: Kimberly Hauer, Vice President, Human Services Division, Caterpillar Inc., 100 N.E. Adams Street, Peoria, IL 61629.

18.Executive Acknowledgments. By signing this Separation Agreement, Executive agrees that: he has been advised to consult with legal counsel concerning the terms of this Agreement prior to signing it; that he is entering into this Separation Agreement knowingly and voluntarily; that he has been paid for all hours worked, including overtime; and that he has not suffered any on‑the‑job injury for which he has not already filed a claim. Executive also acknowledges and agrees to cooperate in the return of all property belonging to Employer, including but not limited to identification badge, keys, key cards, files (in whatever form - including electronic files), records, computer access codes, computer passwords, computer hardware, computer programs, instruction manuals, business plans, as well as other documents prepared or received and other property used in connection with his employment.

19.Confidentiality. The parties mutually agree to keep the existence and terms of this Agreement, and the discussions between them regarding this Agreement, confidential and agree that neither the existence, the terms, nor the discussions with regarding this Agreement shall be disclosed or communicated in any manner except (a) as required by legal proceedings to secure compliance with or enforcement of the terms of this Agreement; (b) in response to any proper subpoena, court order, or lawful discovery request in litigation; (c) to Employee’s spouse, domestic partner, or financial/legal advisors, all of whom shall agree to keep such information confidential. This provision also does not prohibit or restrict Executive (or his attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC) or any other governmental entity or agency such as the Equal Employment Opportunity Commission (EEOC). Nor does this confidentiality obligation require Executive to notify Employer regarding any such reporting, disclosure or cooperation with SEC or any other entity or agency of the government.

20.Non-Admissions. The fact and terms of this Separation Agreement are not an admission by Employer or by the Executive of liability or other wrongdoing under any law.

21.Internal Revenue Code Section 409A. The Parties agree that the separation payment made pursuant to this Agreement does not constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A”). Specifically, the separation payment described in this Agreement will be made in a manner that will cause it to be a short-term deferral as described in Treas. Reg. § 1.409A-1(b)(4). This Agreement shall be implemented and construed in a manner to give effect to the foregoing. In no event whatsoever shall Employer or any of its affiliates be liable for any tax, interest or penalties that may be imposed on Executive pursuant to Section 409A.

Neither Employer nor any of its affiliates have any obligation to indemnify or otherwise hold Executive harmless from any such taxes, interest or penalties, or liability for any damages related thereto.

22.Entire Agreement and Enforceability. The Parties agree that this Agreement is the entire Agreement between them regarding the termination of their employment relationship, and that if any part of this Agreement is found to be invalid, the rest of the Agreement will be enforceable between them. Any changes to this Agreement after it was first presented to Executive, whether material or immaterial, do not restart the decision period described in the Section entitled “Period to Consider Agreement.” Further, both parties agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of Illinois.

Executive Signature:
/s/ David P. Bozeman
(David P. Bozeman)

Date: August 24, 2016

On Behalf of Employer (print name):
Kimberly S. Hauer

Signature:
/s/ Kimberly S. Hauer
(Kimberly S. Hauer)

Date: August 24, 2016

Exhibit A
Equity Compensation

Grant Date	Grant Type	Options/Units Granted	Options/Units Unvested as of August 31, 2016	Options/Units Vested Under This Agreement	Options/Units Forfeited at Separation
05/01/2012	RSU	2,500	832	666	166
03/03/2014	NQSO	53,864	53,864	50,872	2,992
03/02/2015	NQSO	97,321	64,880	27,033	37,847
03/07/2016	NQSO	66,434	66,434	18,454	47,980

Grant Date	Grant Type	Performance Units Granted	Performance Units Unvested as of August 31, 2016	Performance Units Outstanding Under This Agreement	Performance Units Forfeited at Separation
02/27/2015	PRSU	9,204	9,204	6,136*	3,068
03/07/2016	PRSU	10,502	10,502	3,501**	7,001

* Units will remain outstanding following the Separation Date and only will vest if and to the extent that the performance hurdles described in the award notice dated February 27, 2015 are achieved as described in such notice.

** Units will remain outstanding following the Separation Date and only will vest if and to the extent that the performance goals described in appendix A to the award notice dated March 7, 2016 are achieved as described in such notice and appendix.